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                            CONFIDENTIAL TREATMENT


                                                                    Exhibit 10.3


                         AMENDMENT NO. 1 TO AGREEMENT

     This Amendment No. 1 to Agreement (this "Amendment") dated as of July 29, 2000, is made and entered into by and between Amazon.com Commerce Services, Inc. ("ACI"), an indirect wholly owned subsidiary of Amazon.com, Inc. ("Amazon.com") and drugstore.com, Inc. ("drugstore.com") with respect to that certain Agreement between the Parties dated as of January 24, 2000 (the "Agreement"). All capitalized terms used in this Amendment and not otherwise defined shall have the meaning attributed to them in the Agreement. References to section numbers below are references to sections of the Agreement.

     ACI and drugstore.com agree as follows:

     1. A new definition of "Qualifying New Customer" is hereby added Section 1, reading as follows:

     "Qualifying New Customer" means, with respect to any Year after Year 1, any person or entity who becomes a New Customer after the [Confidential Treatment] New Customer in such Year (i.e., New Customers [Confidential Treatment] in any Year after Year 1).

     2. A new definition of "New Customer" is hereby added to Section 1, reading as follows:

     "New Customer" means a person or entity who at any time during the Term purchases a product through the Amazon.com Health and Beauty Section; provided, that such person or entity had not previously purchased a product from drugstore.com.

     3. A new definition of "Specified Amazon.com Site Functionalities" is hereby added to Section 1, reading as follows:

     "Specified Amazon.com Site Functionalities" means the following specific Amazon.com Site Functionalities: (a) payment and transaction functionality available to users of the Amazon.com Site for purchasing products (including without limitation, Shared Cart Functionality and Shared Checkout Functionality); (b) Amazon.com Site-wide search functionality; and (c) only with respect to the Home Page of the Amazon.com Health and Beauty Section (and no other page of the Amazon.com Health and Beauty Section), the Amazon.com Site Functionality associated with the "tab" structure (or any successor top-level global site navigation tool) as it appears on the Amazon.com Site generally.

     4.    A new definition of "Shared Cart Functionality" is hereby added to
Section 1, reading as follows:

     "Shared Cart Functionality" means the Amazon.com Site Functionality available to users of the Amazon.com Site and its Product Sections that incorporates item or promotional displays (e.g., discounts, tax, shipping, hazardous materials shipping restrictions and other order-related displays that are used by drugstore.com and other third parties who sell products through Amazon.com Site Product Sections) relating to products that a user has selected for possible purchase.

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                            CONFIDENITAL TREATMENT


     5. A new definition of "Shared Checkout Functionality" is hereby added to Section 1, reading as follows:

     "Shared Checkout Functionality" means the Amazon.com Site Functionality available to users of the Amazon.com Site and its Products Sections that allows the user in a single transaction to purchase all items in the user's shopping cart.

     6.    Section 2.2 is hereby amended in its entirety to read as follows:

     "2.2  Phase Two - Catalog Integration and Single Checkout.

           2.2.1 Following the implementation of Phase One, ACI in consultation with drugstore.com will, as set forth below in this Section 2.2, determine the design and development schedule for implementation of certain of the Amazon.com Site Functionalities to enable Amazon.com customers to shop and pay for non-prescription products available on the drugstore.com Site (along with shopping and paying for all other products available on the Amazon.com Site) while shopping on the Amazon.com Site and otherwise to further integrate aspects or portions of the drugstore.com Site into the Amazon.com Site and Amazon.com Site Functionality (such further integration, "Phase Two").

           2.2.2 The implementation of the Specified Amazon.com Site Functionalities within the Amazon.com Health and Beauty Section in Phase Two will be determined by Amazon.com in consultation with drugstore.com (including, without limitation, as to the appearance and positioning of Amazon.com Site features that implement the Specified Amazon.com Site Functionalities). Subject to the foregoing sentence, the general shopping experience within the Amazon.com Health and Beauty Section will be generally the same as the shopping experience on the drugstore.com Site and the coloring, graphics, logos, editorial, merchandising, features and services and other "look and feel" aspects of the Amazon.com Health and Beauty Section will remain generally the same as on the drugstore.com Site (except with respect to the implementation of the Specified Amazon.com Site Functionalities) or as otherwise agreed to by drugstore.com, given the technical and production issues associated with the implementation of Phase Two. drugstore.com acknowledges that in Phase Two, it will be one participant in an e-commerce "platform" being developed by Amazon.com, and that therefore, the nature, timing and scope of integration efforts to be undertaken as part of Phase Two will be determined by Amazon.com (in consultation with drugstore.com), subject to the specific requirements as to appearance and functionality set forth in this Section 2.2.2; provided, however, that: (a) Amazon.com acknowledges that the primary intent of Phase Two is to maximize user conversion rates and enhance the shopping experience on the Amazon.com Health and Beauty Section and the rest of Amazon.com's e-commerce platform; (b) with respect to any functionalities other than the Specified Amazon.com Site Functionalities, if drugstore.com and Amazon.com cannot agree upon the appropriate implementation of such functionalities, such functionalities shall not be implemented for the Amazon.com Health and Beauty Section; provided further that with respect to any Shared Checkout Functionality, drugstore.com will use reasonable best efforts to implement the same. To the extent that Phase Two involves the integration of portions or aspects of the drugstore.com Site into the Amazon.com Site, drugstore.com shall not be required to comply with those requirements of Section 2.4 relating to the maintenance and appearance of the drugstore.com Site that are obviated by reason of Amazon.com's integration of such portions or aspects of the drugstore.com Site into the Amazon.com Site (drugstore.com agreeing, however, it shall nonetheless continue to comply, without limitation, with the provisions of Section 2.4 (b), (c) and
(d)).


           2.2.3 Amazon.com shall notify drugstore.com in advance of the date of commencement of Phase Two. Amazon.com shall not unduly delay the commencement of Phase Two

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                            CONFIDENTIAL TREATMENT

relative to similar integration efforts for other Amazon.com Product Sections through which third parties offer products, it being understood, however, that Amazon.com shall not be required to necessarily give the implementation of all aspects of Phase Two first priority among all such integration efforts). In furtherance of Phase Two, after Amazon.com gives drugstore.com notice of the general nature, scope and scheduling of any content, functionality or other items to be implemented as part of Phase Two: (a) drugstore.com will perform any activities necessary to implement any Specified Amazon.com Site Functionalities for the Amazon.com Health and Beauty Section within a commercially reasonable time frame after Amazon.com makes the same available (provided, however, that with respect to any Shared Checkout Functionality, drugstore.com shall only be required to use its reasonable best efforts to implement the same); (b) drugstore.com will use its commercially reasonable efforts to assist Amazon.com in implementing any other content, functionality and other items required in connection with the implementation of Phase Two within thirty (30) days after Amazon.com makes the same available; and (c) Amazon.com will cooperate with drugstore.com to implement any Specified Amazon.com Site Functionalities in such manner and on such schedules as Amazon.com may specify, and to implement any other content, functionality and other items that the Parties agree will be implemented in Phase Two in such manner and on such schedules as the Parties may agree upon. drugstore.com agrees, for the avoidance of doubt, that any Specified Amazon.com Site Functionalities and related Technology are developed for use across the Amazon.com Site and the e-commerce platform to be used generally with respect to Amazon.com Product Sections through which third parties may offer products, and not specifically for the purpose of linking to or communicating between the Amazon.com Site and drugstore.com Site.

           2.2.4 Customers who purchase products through the Amazon.com Health and Beauty Section are customers of ACI, Amazon.com and drugstore.com. drugstore.com will be solely responsible for all order fulfillment and customer service for orders of products purchased from drugstore.com through the Amazon.com Health and Beauty Section. The Parties will agree upon a means, that complies with all applicable laws, regulations and orders of any governmental authority of competent jurisdiction, whereby drugstore.com will be provided with or otherwise enabled to receive all order-related and customer-related data necessary for drugstore.com to fulfill its order fulfillment and customer service responsibilities as well as to recognize and transact with an Amazon.com Heath and Beauty Section customer as a repeat customer on the drugstore.com Site. Such information may include products ordered, name, address, email address and credit card information of the purchaser and other necessary information. drugstore.com shall be free to use such data and communicate with such customers as it uses such data for, and as it communicates with, its other customers, subject to Section 2.7. All revenues from sales of products or services in the Amazon.com Health and Beauty Section, other than cross-promoted products from other Amazon.com Product Sections, shall be drugstore.com revenues and Amazon.com and ACI shall have no right to any revenue share or other fees, except as set forth in Section 5.3. The Parties shall implement Phase Two in a manner that does not subject ACI, Amazon.com and their Affiliates to federal, state or local regulations involving pharmacists, over the counter drugs or homeopathic drugs and does not subject drugstore.com to any additional regulation of such kind, and further does not create any jurisdiction or authority for any governmental authority to impose material additional obligations to collect sales tax, use tax or similar tax in connection with any sales of products by ACI, Amazon.com, drugstore.com or their Affiliates. The Parties will agree to pursue in good faith ways to permit customers to order prescription products through the Amazon.com Health and Beauty Section in Phase Two, and cross-promote products from other Amazon.com Product Sections."

     7.    Section 2.7 is hereby amended in its entirety to read as follows:

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                            CONFIDENTIAL TREATMENT

     "2.7 Customer Contacts and Referral Information. drugstore.com will not disclose any personally identifying information regarding New Customers to any third party, or use any such information for any purpose other than as provided below in this Section 2.7. Without limiting the generality of the foregoing, drugstore.com shall not during the Term solicit, contact or communicate in any manner with any New Customer except to the extent necessary in connection with the fulfillment of sale transactions conducted on the Amazon.com Health and Beauty Section or to the extent that a communication is requested or expected by the New Customer. "Requested or expected" includes ordinary course newsletters, refill and replenishment reminders, EmedAlert and other similar communications that drugstore.com provides to its customers as part of its services that the New Customer has reason to expect will be delivered; provided, however, that drugstore.com may deliver one (1) promotional communication per calendar quarter during the Term to each New Customer, so long as no such promotional communication contains any link or reference to, or otherwise seeks to direct any person to, any page of any Web Site other than a page of the Amazon.com Health and Beauty Section (including the drugstore.com Site). No promotional communication by drugstore.com with any New Customer shall contain any offer from or reference to any competitor of ACI, Amazon.com or their Affiliates (including, without limitation, in the packaging of any shipment or other communication made in connection with the fulfillment of a sale transaction). Subject to the foregoing, drugstore.com may use non-personal statistical information regarding New Customers in the aggregate for any purpose, so long as no New Customer can be specifically identified from such information. drugstore.com acknowledges that Amazon.com may from time to time send questionnaires or other inquiries ("Surveys") to persons who have purchased products through the Amazon.com Health and Beauty Section asking for feedback regarding their experience on the Amazon.com Health and Beauty Section. To the extent Amazon.com does not possess e-mail addresses or other contact information necessary for the dissemination of such Surveys, drugstore.com shall assist in disseminating the materials, which may include providing Amazon.com with the e-mail addresses or other contact information, but is subject to compliance with all parties' privacy polices. To the extent that significant numbers of customer responses are critical or negative in regard to their experience on the Amazon.com Health and Beauty Section, drugstore.com will upon Amazon.com's request use commercially reasonable efforts to address the issues raised in such responses as promptly as possible."

     8. A new Section 2.8 is hereby added to the Agreement, reading as follows:

     "2.8 No Vendor Discrimination. Neither Party will encourage, request or require any third party not to, or enter into any agreement encouraging or requiring any third party not to, provide or license any products (including intangibles) or services to the other Party or its Affiliates; provided, however, that the foregoing shall not prohibit either Party from entering into exclusive licensing or distribution agreements with any third parties, so long as such agreements do not specifically reference the other Party or its Affiliates or subject the other Party or its Affiliates to prohibitions or restrictions as to such products to which similarly-situated third parties are not generally subjected."

     9.    Section 4.4 is hereby amended in its entirety to read as follows:

     "4.4 Traffic Data. Throughout the Term as is reasonably available, on a monthly basis, each Party will provide the other Party all relevant data requested from time to time by the such Party concerning behavior on the drugstore.com Site and the Amazon.com Health and Beauty Section, as the case may be; provided, however, that notwithstanding any other provision of this Agreement, neither Party shall be required to deliver to the other Party any purchase-level data (i.e., data uniquely identified with a user that is provided or generated in the course of a purchase transaction), except for delivery of e-mail addresses as required to deliver Surveys pursuant to Section 4.4 (each Party acknowledging, however, that the foregoing does not alter the Parties' intent as set forth in Section 2.2

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                            CONFIDENTIAL TREATMENT

and 4.2 to cooperate in good faith and use commercially reasonable efforts to maximize conversion rates and sales from or through the Amazon.com Health and Beauty Section, and does not affect drugstore.com's right to retain New Customers after the Term). The Parties will hold such data in confidence and will not use it except in connection with their marketing efforts, or otherwise in accordance with such reasonable guidelines as the Parties may agree upon. Notwithstanding anything contained in this Section 4.4 or any other provision of this Agreement: (a) neither Party will be required to deliver to the other Party any user data in violation of its then-existing, generally applicable policies regarding the protection of user information with respect to the drugstore.com Site or the Amazon.com Site or in contravention of any applicable law, regulation, judgment or order of any governmental authority of competent jurisdiction; and (b) Amazon.com shall have the right from time to time to review drugstore.com's policies and practices relating to the protection of user data (and drugstore.com shall provide to Amazon.com reasonable cooperation as requested by Amazon.com in connection therewith), and, if Amazon.com reasonably determines that such policies and practices do not provide at least the same level of protection for such data as Amazon.com itself provides with respect to such data, Amazon.com shall notify drugstore.com of its concerns in reasonable detail (and provide drugstore.com with such evidence as drugstore.com may reasonably request to verify Amazon.com's provision of such level of protection itself), and shall thereafter not be required to provide any such data to drugstore.com unless and until drugstore.com addresses such concerns to Amazon.com's reasonable satisfaction. Amazon.com will upon drugstore.com's reasonable request provide drugstore.com with reasonable evidence regarding its policies and practices relating to the protection of user data to permit drugstore.com to substantiate that the same are commercially reasonable (and, if the same are not commercially reasonable, Amazon.com will provide reasonable cooperation to institute policies and practices that are commercially reasonable)."

     10.  Section 5.3 is hereby amended in its entirety to read as follows:

     "5.3  Annual Fees and New Customer Bounties; Payments Processing Fees.

           5.3.1 During the Term, drugstore.com will pay ACI annual fees in the amounts set forth below ("Annual Fees"):

           Year 1:  $27,000,000.00

           Year 2:  $15,000,000.00

           Year 3:  $15,000,000.00

           Subject to Section 10.5.2, drugstore.com will pay each of the Annual Fees set forth above in four (4) equal installments due at the end of each consecutive three month period of the Term following the Launch Date ("Quarterly Payments")."

           5.3.2 In addition to the Annual Fees, drugstore.com will pay ACI a bounty of [Confidential Treatment] for each Qualifying New Customer delivered in each Year other than Year 1 (each, a "Qualifying New Customer Bounty"). Qualifying New Customer Bounties shall be paid in arrears on a quarterly basis after drugstore.com begins receiving Qualifying New Customers, as follows: within thirty (30) days after the end of any consecutive three month period of the Term following the end of Year 1 (each a "Quarter"), drugstore.com shall remit to Amazon.com the aggregate Qualifying New Customer Bounties payable for Qualifying New Customers delivered in the preceding Quarter, together with a report specifying in reasonable detail the number of Qualifying New Customers delivered during the preceding Quarter and in the aggregate during the Year and drugstore.com's calculation of the Qualifying New Customers delivered for the preceding Quarter.
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                            CONFIDENTIAL TREATMENT

           5.3.3 In addition to the Annual Fees and Qualifying New Customer Bounties called for by this Section 5.3, drugstore.com shall pay or reimburse Amazon.com for any reasonable costs, fees and expenses incurred by Amazon.com or its Affiliates in connection with processing payments for products purchased through the Amazon.com Health and Beauty Section during Phase Two. Unless the Parties agree upon another means of payment, Amazon.com shall invoice drugstore.com for such costs on a monthly basis, and drugstore.com shall pay properly invoiced amounts within thirty (30) days after its receipt of any such invoice.

     11.   Section 5.7 is hereby amended in its entirety to read as follows:

     "5.7 Allocation of Payments. The Parties acknowledge and agree that the Annual Fees and Qualifying New Customer Bounties shall be allocated as consideration for advertising services and intangible rights granted by ACI to drugstore.com hereunder, including the proprietary rights granted to drugstore.com under Section 6, as set forth on Exhibit C."

     12.   Section 9.1.1 is hereby amended in its entirety to read as follows:

           "9.1.1 ACI and Amazon.com New Product Sections. During the Term, neither ACI nor Amazon.com will create or maintain a new Amazon.com Product Section that offers, markets and sells Drugstore Products or Beauty Products, provided, however that ACI or Amazon.com may offer and permit third parties to offer other Beauty Products and Drugstore Products (excluding, with respect to any third party, prescription products) in existing or new ACI Product Sections as long as the annual gross revenue derived from such products does not exceed 15% of the combined annual gross revenue derived from sales of all products and services offered by the ACI Product Sections offering such products (excluding the Amazon.com Health and Beauty Section)."

     13.  Section 9.4 is hereby amended in its entirety to read as follows:

     "9.4  Records; Audit.   Each Party will, during the Term and for a period
of one (1) year thereafter, maintain complete and accurate books and records sufficient to verify its compliance or non-compliance with the provisions of this Section 9 (and, in the case of drugstore.com, Section 5.3.2). Each Party (the "Audited Party") will, upon at least thirty (30) days' prior written request by the other Party (the "Auditing Party"), allow an independent certified public accounting firm selected by the Auditing Party and reasonably acceptable to the Audited Party to audit such books and records at the Audited Party's premises to the extent necessary to verify the Audited Party's compliance or non-compliance with the provisions of this Section 9 (or, in the case of drugstore.com, Section 5.3.2); provided, that: (a) any such audit is conducted during normal business hours and in a manner designed to not unreasonably interfere with the Audited Party's ordinary business operations;
(b) audits may not occur more frequently than once every twelve (12) months; and
(c) each such audit may only cover the period commencing after the period covered by the last audit conducted pursuant to this Section, if any. The Auditing Party agrees that any information learned or disclosed by its auditor in connection with such audit is Confidential Information of the Audited Party. If any such audit reveals any material non-compliance with the provisions of this Section 9 by the Audited Party (or, in the case of drugstore.com, Section 5.3.2), the Audited Party shall, within ten (10) days of its receipt of an invoice therefor, reimburse the Auditing Party for all reasonable out-of-pocket fees and expenses incurred by the Auditing Party in connection with the applicable audit."

     14.  Exhibit C is hereby amended in its entirety to read as Exhibit C
          ---------                                              ---------
attached hereto.
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                            CONFIDENTIAL TREATMENT

     15. This Amendment supersedes any previous or contemporaneous oral or written agreements regarding the subject matter set forth above. For the avoidance of doubt, the Parties acknowledge and agree that the provisions of
Section 3.1 and Section 11.2 of the Agreement shall apply to this Amendment and the transactions contemplated hereby. Except as expressly amended by this Amendment, the Agreement remains in full force and effect in accordance with its terms.

     IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

ACI                                         drugstore.com:
---                                         -------------

Amazon.com Commerce Services, Inc.          drugstore.com, inc.


By: /s/ Mark Britto                         By:  /s/ Peter M. Neupert
   --------------------------------            --------------------------------

Title:  Sr. V.P.                            Title:  CEO
      -----------------------------               -----------------------------

Notice Address:                             Notice Address:

ACI                                         drugstore.com, inc.
1200 12th Avenue South, Suite 1200          13920 S.E. Eastgate Way, Suite 300
Seattle, WA 98144                           Bellevue, WA  98005
Facsimile:  206-266-7010                    Facsimile:  425.372.3808

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                            CONFIDENTIAL TREATMENT

                                   EXHIBIT C

                             ALLOCATION OF PAYMENTS

-------------------------------------------------------------------------------
      Year           Advertising Services            Intangible Assets
-------------------------------------------------------------------------------
        1                      3%                            97%
-------------------------------------------------------------------------------
        2                      3%                            97%
-------------------------------------------------------------------------------
        3                      3%                            97%
-------------------------------------------------------------------------------